Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-178642

December 7, 2012

Media Contact	Investor Contact
Bob Guenther, 203-578-2391	Terry Mangan 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

WARBURG PINCUS PRICES OFFERING OF SHARES OF WEBSTER AND WEBSTER AUTHORIZES

$100 MILLION SHARE REPURCHASE PROGRAM

WATERBURY, Conn., December 7, 2012 – Webster Financial Corporation (“Webster”) (NYSE:WBS), the holding company for Webster Bank, N.A., announced today the pricing of the previously announced underwritten secondary offering by Warburg Pincus Private Equity X, L.P. and one of its affiliates (“Warburg Pincus”) of 10,000,000 shares of Webster common stock at a price to the public of $20.10 per share. Immediately following completion of the offering, Warburg Pincus will beneficially own approximately 13.6% of Webster’s outstanding common stock. All of the shares are being sold by Warburg Pincus, and Warburg Pincus will receive all of the net proceeds from the offering.

Barclays is acting as sole underwriter for the common stock offering.

Additionally, Webster announced that its Board of Directors has authorized a $100 million common stock repurchase program under which shares may be repurchased from time to time in open market or privately negotiated transactions, subject to market conditions and other factors.

In connection with the common stock repurchase program, Webster will purchase approximately 2,500,000 shares of its common stock in the offering at a price per share equal to the price per share being paid by the underwriter to Warburg Pincus in the offering.

The offering is expected to close on or about December 12, 2012, subject to customary closing conditions.

A shelf registration statement, including a prospectus, with respect to the offering was previously filed by Webster with the SEC and became effective on December 20, 2011. A preliminary prospectus relating to the offering has been filed with the SEC. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained without charge from Barclays Capital Inc. c/o, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (888) 603-5847 or by emailing barclaysprospectus@broadridge.com. A copy of the prospectus supplement and accompanying base prospectus may also be obtained without charge by visiting the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Webster Financial Corporation is the holding company for Webster Bank, N.A. With $19.7 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 167 banking offices, 466 ATMs, telephone banking, mobile banking and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through its HSA Bank division. Member FDIC and equal housing lender.

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Forward-looking statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” “plans,” “estimates,” and similar references to future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Webster or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Webster’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Webster’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, interest rate, securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) impairment of our goodwill or other intangible assets; (13) changes in the competitive environment among banks, financial holding companies, and other financial service providers; (14) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III update to the Basel Accords; (15) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (16) the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; (17) our success at managing the risks involved in the foregoing items and (18) the other factors that are described in Webster’s annual and quarterly reports under the heading “Risk Factors.” Any forward-looking statement made by Webster in this release speaks only as of the date on which it is made. Factors or events that could cause Webster’s actual results to differ may emerge from time to time, and it is not possible for Webster to predict all of them. Webster undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.